UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2021

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BTU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Officers and Directors

Effective the day preceding the appointment of James C. Grech as President and Chief Executive Officer of Peabody Energy Corporation (“Peabody”) (as described below), which is expected to be on or about June 1, 2021, and pursuant to the previously entered Employment Transition Agreement, Glenn L. Kellow will resign from his roles as President and Chief Executive Officer and member of the Board of Directors (the “Board”) of Peabody and all other offices, employment and directorships with Peabody and each of its affiliated entities.

(c), (d) Appointment and Designation of Officers and Directors

Appointment of President and Chief Executive Officer and Expected Appointment of Director

Effective on or about June 1, 2021 (the “Effective Date”), subject to customary pre-employment conditions, the Board appointed James C. Grech as President and Chief Executive Officer of Peabody.

As disclosed in Peabody’s definitive proxy statement filed with the SEC on March 25, 2021, if Mr. Kellow is re-elected as a director at Peabody’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”), he will not serve as a member of the Board after his Separation Date (as defined in the Employment Transition Agreement), which is expected to be one day prior to the Effective Date. If Mr. Kellow is re-elected as a director at the Annual Meeting, the Board currently expects to appoint Mr. Grech to replace Mr. Kellow as a member of the Board effective as of the Separation Date, and serve the remainder of any unexpired term vacated by Mr. Kellow. Mr. Grech is also expected to be appointed to serve on the Executive Committee of the Board.

Mr. Grech, age 59, has over 30 years of experience in the natural resources industry. Most recently, Mr. Grech served as CEO and a member of the Board of Directors of Wolverine Fuels, LLC, a thermal coal producer and marketer based in Sandy, Utah, from July 2018 until May 2021. Prior to joining Wolverine Fuels, LLC, Mr. Grech served as President of Nexus Gas Transmission from October 2016 to July 2018, and previously held the position of Chief Commercial Officer and Executive Vice President of Consol Energy. Mr. Grech brings a strong operational, commercial and financial background in both mining and other energy business operations and has extensive utilities and capital markets experience. Mr. Grech holds a Bachelor of Science in Electrical Engineering from Lawrence Technological University and an MBA from the University of Michigan.

Effective upon his appointment, Mr. Grech’s compensation arrangements as President and Chief Executive Officer are as follows: (i) an annual base salary of $1,000,000; (ii) an additional one-time inducement bonus payment of $1,000,000 payable within 30 days of employment, which must be repaid in full to Peabody if Mr. Grech voluntary resigns without Good Reason (as defined in Peabody’s 2019 Executive Severance Plan) or is terminated for Cause (as defined in Peabody’s 2019 Executive Severance Plan) within one year of initial date of employment; (iii) a short-term incentive compensation (“STIC”) opportunity with a target level of 125% of his base salary pursuant to the Peabody Energy Corporation 2017 Incentive Plan (the “Plan”), prorated for fiscal year 2021 based on his positions held; (iv) a target long-term incentive compensation (“LTIC”) opportunity valued at $2,940,000 pursuant to the Plan commencing in January 2022; and (v) an equity grant effective as of the date of Mr. Grech’s appointment of restricted stock units under the Plan with a grant date fair market value of $1,500,000, which restricted stock units will generally vest ratably over a three-year period on the anniversaries of the grant date on each of June 1, 2022, June 1, 2023, and June 1, 2024, subject to Mr. Grech’s continued employment with Peabody. Mr. Grech’s performance-based STIC payouts will be based upon his individual performance and the achievement of Peabody’s performance objectives as approved by the Compensation Committee. In addition, in connection with his appointment as President and Chief Executive Officer, Mr. Grech will enter into Peabody’s standard form of indemnification agreement for directors and certain executive officers of Peabody.

There are no arrangements or understandings between Mr. Grech and any other persons pursuant to which he was selected as an officer and director, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On May 3, 2021, Peabody issued a press release announcing the appointment of Mr. Grech as President and Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 3, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

May 3, 2021	By:	/s/ Scott T. Jarboe
	Name:	Scott T. Jarboe
	Title:	Chief Legal Officer